Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Codexis, Inc.
Redwood City, California
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-255926) and Form S-8 (Nos. 333-167752, 333-172166, 333-179903, 333-187711, 333-194524, 333-202596, 333-210022, 333-216587, 333-223693, 333-224885, 333-230037, 333-232262 and 333-269163) of Codexis, Inc. of our reports dated February 27, 2023, relating to the consolidated financial statements, and the effectiveness of Codexis, Inc.’s internal control over financial reporting, which appear in this Annual Report on Form 10-K.

/s/ BDO USA, LLP
San Jose, California
February 27, 2023